Exhibit 4.9

Amendment No. 1 to Standby Equity Distribution Agreement between Elbit
Vision Systems Ltd. (the “Company”), and Cornell Capital Partners L.P. (the “Investor”).

Whereas the Company and the Investor entered into a certain Standby Equity Distribution Agreement. dated March 30, 2004 (the “Agreement”);

Whereas the Securities and Exchange Commission (the “SEC”) has reviewed the Agreement which is an exhibit to a registration statement on Form F-2, and has found certain inconsistencies; and

Whereas, as a result of the review by the SEC, the parties mutually wish to amend the terms of the Agreement upon the terms more particularly set forth in this document (the “Amendment”), in order to satisfy the requirements of the SEC;

        Now therefore the parties have agreed as follows:

1.     The terms defined in this Amendment will have the same meaning in the Agreement.

2.     This Amendment will be considered to have entered into force on and as of March 30, 2004 (the “Effective Date”).

3.     The reference in Section 1.8 of the Agreement to Section 2.5 shall be deleted and replaced by a reference to Section 2.4 of the Agreement.

4.     Section 4.22 of the Agreement is hereby amended by its entire deletion and replacement with the following:

“Section 4.22. Use of Proceeds. The Company represents that the net proceeds from this offering will be used for working capital and general corporate purposes, including for the reduction in our current levels of debt, for the possible acquisition of additional businesses and technologies or the establishment of joint ventures that are complimentary to its current or future businesses.”

5.     Except as set forth herein, the provisions of the Agreement shall remain unchanged and in full force and effect.

INVESTOR: CORNELL CAPITAL PARTNERS, LP By: Yorkville Advisors, LLC Its: General Partner By: /S/ Mark Angelo —————————————— Mark Angelo President and Portfolio Manager	COMPANY: ELBIT VISION SYSTEMS LTD. By: /S/ Yaky Yanay —————————————— Name: Yaky Yanay Title: CFO Date: June 24, 2004